Exhibit 99.1
WVT Shareholders Vote “No Sale”
At WVT Communications’ (Warwick Valley Telephone) annual meeting at the Hall of Fame Museum, Goshen, NY on November 17, shareholders soundly voted down a shareholder’s proposal urging the board of directors to arrange for the prompt sale of the company.
Philip Demarest, Herbert Gareiss Jr., and Corinna Lewis were re-elected as directors. Joseph Morrow was elected to fill the remaining term of former director M. Lynn Pike, and WithumSmith+Brown was approved as WVT’s independent accounting firm for 2005.
WVT President and CEO Herbert Gareiss Jr. acknowledged the entire WVT staff, particularly Vice President Brenda Schadt who will retire next month after 43 years of service. He noted that WVT will continue to streamline its staff to meet industry challenges and that following Schadt’s departure he and CFO Michael Cutler will be the only executive officers of the company. Gareiss said that the company will realize long-term savings because of the freezing of management and non-management pensions. He also explained how WVT financial and personnel resources were consumed by Herculean efforts to meet Sarbanes-Oxley regulations — and that WVT is current on all SEC filings and NASDAQ requirements. Gareiss closed with, “Our plans are in place, our organization is engaged and our direction is clear. WVT’s strength lies in its dedicated and knowledgeable staff, its loyal customers and shareholders, and its ability to move quickly to capture and exit markets.”
Founded in 1902, WVT Communications (Warwick Valley Telephone, NASDAQ: WWVY) provides telecommunications, internet and digital television services in portions of Orange County, NY; Sussex and Passaic County, NJ.